Press Release	Source: Meltdown Massage and Body Works, Inc.

Meltdown Massage Acquires Pro-Tech Fire Protection and Conesco, Inc.
Friday, January 16, 20095, 3:00 pm EST

Las Vegas -- (Businesswire) – Meltdown Massage and Body Works, Inc. (“Meltdown Massage”) (OTCBB: MMBW) has announced that effective December 31, 2008, it has acquired Pro-Tech Fire Protection Systems Corp. (“Pro-Tech” or the “Company”) through a reverse merger.  Meltdown exchanged 10,100,000 shares of its restricted common stock for that of Pro-Tech common stock.

Pro-Tech is a full service fire protection service company founded in 1995, with branches in Northern and Southern California and Northern and Southern Nevada. Pro-Tech serves these and other areas including Utah and Arizona with complete in-house estimating, state of the art design, installation, servicing and maintenance of automatic fire sprinkler systems.  In early 2006, Pro-Tech broadened their services to include installing, monitoring and servicing alarm and detection systems for commercial, military and industrial customers.  In the fall of 2008, Pro-Tech expanded their services by adding a division for telecommunications and data networking and an electrical contracting division.  Subsequent to the merger, Don Gordon and Michael Walsh were appointed the CEO and CFO respectively of Meltdown Massage.  The Company filed with the Securities & Exchange Commission a Current Report dated December 31, 2008  on SEC Form 8-K disclosing the merger. The Current Report may be viewed at www.sec.gov.

On January 16, 2009, Meltdown Massage purchased Conesco, Inc., a flooring company in Sacramento, California.  Conesco was purchased through the issuance of restricted shares of the Company’s common stock as well as the assumption of liabilities.  David Baker, President of Conesco said “The acquisition provides Conesco the opportunity to expand into new markets by leveraging the size and performance of Pro-Tech Fire through the Meltdown Massage ownership.”

 Donald Gordon, CEO of Meltdown Massage, commented, “Conesco complements our core objectives which is to offer a suite of services and products under one roof to our existing and future clientele. Conesco is a well-managed and respected company with a history of providing superior service and support to its customers."

Mr. Gordon commented further, "As a result of the merger, we   will  change Meltdown Massage ‘s  name to Pro-Tech Industries, Inc. and we will be assigned a new trading symbol.   We expect that this process will take approximately 45-60 days."

About Meltdown Massage and Body Works, Inc.:

Through its wholly owned subsidiaries, Pro-Tech Fire, Inc. and Conesco, Inc., Meltdown Massage provides design-build services in the following infrastructure segments: Fire Protection, Alarm and Detection, Telecommunications, Network Services, Flooring and Electrical Contracting.  The Company provides these services to the Commercial/Industrial Sector, Fortune 1000 companies, and Federal, State, and Local government. For more information please visit http://www.pro-techfire.com.

Forward Looking Statements

Statements about the company’s expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are “forward looking” statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

********************

For further information please contact:
Fusion Consulting
Marlin Molinaro, 702-434-8692 (President)
or
Redstone Communications, LLC
317-337-1800